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FOR:                         4Kids Entertainment, Inc.

KCSA                       Todd Fromer / Michael Cimini
CONTACTS:            (212) 896-1215 / (212) 896-1233
                                  todd@kcsa.com / mcimini@kcsa.com

4Kids Entertainment Breaks $100 Million In Revenues For 2003
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Diluted EPS More Than Doubles From $0.51 In 2002 to $1.05 In 2003

NEW YORK, March 15, 2004 –4Kids Entertainment, Inc. (NYSE: KDE), today announced results for the fourth quarter and year ended December 31, 2003.

For fiscal year 2003, 4Kids Entertainment net revenues increased 92% to $102.1 million from $53.1 million in 2002. Net income for the year was $14.8 million, or $1.05 per diluted share, versus $7.0 million, or $0.51 per diluted share, reported in the prior fiscal year.

The diluted weighted average common shares outstanding for the year ended December 31, 2003 were 14,156,291 shares compared with 13,726,642 shares for the prior year.

Net revenues in the fourth quarter ended December 31, 2003, were $32.4 million compared to $25.9 million in the year-earlier period. Fourth quarter net income was $5.3 million, or $0.36 per diluted share, compared to $2.2 million, or $0.16 per diluted share, in the same period from the previous year.

Commenting on the results, Al Kahn, Chairman and Chief Executive Officer, said, “our annual revenues grew to over $100 million for the first time in the company’s history enabling us to more than double net income and earnings per share for the year”.

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The Company noted that revenues were driven by strong consumer demand for Yu-Gi-Oh!™ and Teenage Mutant Ninja Turtles™ licensed merchandise which grew steadily throughout the year and into the holiday season. Additionally, business initiatives recently launched in 2002, such as the Fox Box which generated ad sales, and 4Kids Home Video, were contributors to higher revenues.

“FoxBox™, 4Kids’ four hours of programming on Saturday mornings on the Fox Network, continues to be an important component of our content distribution strategy,” Kahn added. “The new 2003-2004 FoxBox™ line-up, launched in September, has given our properties greater overall exposure to our primary target audience of boys age 6-11. We anticipate that ad sales and FoxBox™ related merchandise licensing revenues will increase from 2003 levels.”

Looking ahead, we are excited about our prospects for the upcoming year. The first Yu-Gi-Oh! ™ feature film is set to premiere in August and we are seeing sustained retail demand for Yu-Gi-Oh! ™ and Teenage Mutant Ninja Turtles™ licensed merchandise thus far in 2004. We are planning the introduction of new licensed merchandise for these properties as well as the launch of a new licensing program for Shaman King™. In addition, we are planning the mid-year launch of Winx Club™, our first property targeting the girls market, on the FoxBox™.

Over the last several years, we have diversified our revenue streams through the acquisition of new children’s properties and by entering complimentary business lines. Going forward, we will remain focused on identifying new and innovative kids content and bringing it broad exposure. Given our strong balance sheet and track record, we believe we are well positioned to grow our portfolio of kids properties,” concluded Kahn.

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About 4Kids Entertainment: Headquartered in New York City with international offices in London, 4Kids Entertainment, Inc. (NYSE: KDE) is a global provider of children’s entertainment and merchandise licensing. 4Kids, through its wholly owned subsidiaries, provides domestic and international merchandise licensing; product development; television, film, music and home video production and distribution; media buying and planning; and Web site development. For further information, please visit the company’s Web site at www.4KidsEntertainment.com.

The information contained in this press release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors beyond the Company’s control, including general economic conditions, consumer spending levels, competition from toy companies, motion picture studios and other licensing companies, the uncertainty of public response to the Company’s properties and other factors could cause actual results to differ materially from the Company’s expectations.

This release and prior releases are available on the Company’s Worldwide Web site at www.4KidsEntertainment.com

You may register to receive 4Kids Entertainment’s future press releases or to download a complete Digital Investor Kit™ including press releases, regulatory filings and corporate materials by clicking on the “Digital Investor Kit™" icon at www.kcsa.com.

Tables Follow:

4KIDS ENTERTAINMENT, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS DECEMBER 31, 2003 AND 2002 (In thousands of dollars, except share data)

ASSETS	2003	2002
CURRENT ASSETS:
Cash and cash equivalents	$95,136	$78,712
Investments	24,443	10,787

Total Cash and Investments	119,579	89,499
Accounts receivable - net	37,143	38,847
Prepaid Fox broadcast fee, net of accumulated amortization
of $10,817 and $9,444 in 2003 and 2002, respectively	8,688	9,857
Prepaid income taxes	2,670	1,635
Prepaid expenses and other current assets	1,690	3,871

Total current assets	169,770	143,709

PROPERTY AND EQUIPMENT - NET	3,350	3,853
ACCOUNTS RECEIVABLE - Noncurrent, net	2,662	5,733
INVESTMENT IN EQUITY SECURITIES	726	726
FILM AND TELEVISION COSTS - NET	8,183	5,653
DEFERRED INCOME TAXES - Noncurrent	2,575	917
OTHER ASSETS - NET	6,014	2,248

TOTAL ASSETS	$193,280	$162,839

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Due to licensors	$11,835	$9,063
Media payable	2,178	5,613
Accounts payable and accrued expenses	9,706	9,776
Deferred revenue	8,070	3,976
Deferred income taxes	52	983

Total current liabilities	31,841	29,411

DEFERRED RENT	952	757

Total liabilities	32,793	30,168

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Preferred stock, $.01 par value - authorized, 3,000,000 shares;
none issued	--	--
Common stock, $.01 par value - authorized, 40,000,000 shares;
issued, 13,965,343 and 13,135,008 shares in 2003 and 2002, respectively	140	131
Additional paid-in capital	52,798	40,411
Accumulated other comprehensive income	693	72
Retained earnings	106,856	92,057

Total stockholders' equity	160,487	132,671

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$193,280	$162,839

4KIDS ENTERTAINMENT, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (In thousands of dollars, except share data)

	Quarter Ended		Year Ended
	December 31, 2003	December 31, 2002	December 31, 2003	December 31, 2002
	(UNAUDITED)	(UNAUDITED)
NET REVENUES	$32,398	$25,902	$102,079	$53,140
COSTS AND EXPENSES:
Selling, general and administrative	9,747	9,046	33,743	25,374
Production service costs	1,263	2,571	7,819	3,375
Amortization of television and film costs
and Fox broadcast fee	12,742	11,054	36,946	14,355

Total costs and expenses	23,752	22,671	78,508	43,104

INCOME FROM OPERATIONS	8,646	3,231	23,571	10,036
INTEREST INCOME	277	476	1,112	1,656

INCOME BEFORE INCOME TAX
PROVISION	8,923	3,707	24,683	11,692
INCOME TAX PROVISION	3,606	1,461	9,884	4,702

NET INCOME	$5,317	$2,246	$14,799	$6,990

PER SHARE AMOUNTS:
Basic earnings per common share	$0.39	$0.17	$1.11	$0.55

Diluted earnings per common share	$0.36	$0.16	$1.05	$0.51

Weighted average common shares
outstanding - basic	13,649,050	12,847,922	13,292,852	12,653,102

Weighted average common shares
outstanding - diluted	14,568,176	13,936,207	14,156,291	13,726,642